Exhibit 10.5

EXHIBIT “A”

MANAGEMENT AGREEMENT

BY AND BETWEEN

UNIVERSAL COMPRESSION, INC.,

AS MANAGER, AND

UCO COMPRESSION 2005 LLC,

AS THE ISSUER

OCTOBER 28, 2005

ALL RIGHT, TITLE AND INTEREST IN AND TO THIS AGREEMENT ON THE PART OF UCO COMPRESSION 2005 LLC HAS BEEN ASSIGNED TO AND IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, UNDER AN INDENTURE, DATED AS OF OCTOBER 28, 2005, FOR THE BENEFIT OF THE PERSONS REFERRED TO THEREIN.

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	7.5.	Manner of Payment	10

8.	MANAGER ADVANCES		10
	8.1.	Manager Advances.	10

9.	COVENANTS OF THE MANAGER		11
	9.1.	Preparation and Delivery of Reports	11
	9.2.	Maintenance of Offices	13
	9.3.	Inspection	13
	9.4.	Ownership of Owner Compressors	14
	9.5.	Separate Bank Accounts	14
	9.6.	Compliance with Organizational Documents; Applicable Law	14
	9.7.	[Intentionally Omitted].	14
	9.8.	Substantive Consolidation	14
	9.9.	Amendment of Credit Policy	14
	9.10.	Appraisals	14
	9.11.	Lockbox Account	14

10.	WARRANTY		15
	10.1.	ISSUER	15
	10.2.	MANAGER	15

11.	COMPENSATION AND REIMBURSEMENT OF THE MANAGER		15
	11.1.	Compensation of the Manager	15
	11.2.	S&A Fee.	15
	11.3.	Operations Fee.	16
	11.4.	Incentive Management Fee	16
	11.5.	Reimbursable Services	17

12.	MANAGER DEFAULT		17
	12.1.	Events or Conditions	17
	12.2.	Unpaid Outstanding Obligations	19
	12.3.	Appointment of Back-up Manager or Replacement Manager	20
	12.4.	Rights of User	20
	12.5.	Termination	20
	12.6.	Issuer’s Duties	20

13.	NO PARTNERSHIP		21

14.	NO FORCE MAJEURE		21

15.	CURRENCY/BUSINESS DAY		21
	15.1.	US Currency	21
	15.2.	Payment Date	21

16.	INDEMNIFICATION		21
	16.1.	Issuer	21
	16.2.	UCI	21
	16.3.	Survival	22

17.	NO BANKRUPTCY PETITION AGAINST THE ISSUER		22

18.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER		22
	18.1.	Organization and Good Standing	22
	18.2.	Due Qualification	22
	18.3.	Power and Authority	22
	18.4.	Enforceable Obligations	22
	18.5.	No Violation	22
	18.6.	No Proceedings or Injunctions	23
	18.7.	Compliance with Law	23
	18.8.	Principal Place of Business; Operations in the United States	23
	18.9.	Approvals	23
	18.10.	Governmental Consent	23
	18.11.	Ordinary Course	23
	18.12.	Taxes	23

19.	REPRESENTATIONS AND WARRANTIES OF THE MANAGER		24
	19.1.	Organization and Good Standing	24
	19.2.	Due Qualification	24
	19.3.	Power and Authority	24
	19.4.	Enforceable Obligations	24
	19.5.	No Violation	24
	19.6.	No Proceedings or Injunctions	24
	19.7.	Compliance with Law.	25
	19.8.	Principal Place of Business; Operations in the United States	25
	19.9.	Approvals	25
	19.10.	Governmental Consent	25
	19.11.	Ordinary Course	25
	19.12.	Identification Marks	25
	19.13.	Taxes	26

20.	GENERAL		26
	20.1.	Notices	26
	20.2.	Attorney Fees	27
	20.3.	Further Assurances	28
	20.4.	Severability	28
	20.5.	Assignability and Successors	28
	20.6.	Waiver	28
	20.7.	Headings	28
	20.8.	Entire Agreement; Amendments	28
	20.9.	Counterparts	28
	20.10.	Signatures	29
	20.11.	GOVERNING LAW	29
	20.12.	CONSENT TO JURISDICTION	29
	20.13.	WAIVER OF JURY TRIAL	29
	20.14.	Waiver of Immunity	29
	20.15.	Judgment Currency	30
	20.16.	Limitation on Payment	30

EXHIBITS and SCHEDULES

Exhibit A                                Form of Asset Base Certificate

Exhibit B                                Credit and Collection Policies

Exhibit C                                Form of Manager Report

Schedule 5.7(a)                     Sublimit to Perils Schedule

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT, dated as of October 28, 2005 (as amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is entered into by and between UCO COMPRESSION 2005 LLC, a limited liability company formed under the laws of the State of Delaware whose principal office is at 4444 Brittmoore Road, Houston, Texas (together with its successors and permitted assigns, the “Issuer”), and UNIVERSAL COMPRESSION, INC., a corporation organized under the laws of the State of Texas whose principal office is at 4444 Brittmoore Road, Houston, Texas (together with its successors and permitted assigns, “UCI”), as the initial Manager hereunder (in such capacity, together with any Replacement Manager appointed hereunder, including, upon the occurrence of the Management Replacement Date under and as defined in the Back-up Management Agreement, the Back-up Manager, the “Manager”).

RECITALS

WHEREAS, the Issuer is the owner of the Owner Compressors;

WHEREAS, the Manager is in the business of providing contract compression services relating to the use of Compressors to various Users thereof; and

WHEREAS, the Issuer and the Manager desire to enter into this Agreement pursuant to which the Manager will operate, maintain, manage and provide contract compression services for the Owner Compressors to Users on behalf of the Issuer.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.             DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in Appendix A to the Indenture, dated as of October 28, 2005 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”), between the Issuer and Wells Fargo Bank, National Association, as indenture trustee (together with its successors and assigns, the “Indenture Trustee”), as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture, and the rules of usage set forth in such Appendix A shall apply to this Agreement.

2.             APPOINTMENT OF THE MANAGER

2.1           Appointment.  Upon the terms and conditions hereinafter provided, the Issuer hereby appoints UCI as the initial Manager of the Owner Compressors.  The Manager shall be responsible for providing contract compression services, maintaining, operating and managing the Owner Compressors on behalf of the Issuer. UCI, as initial Manager, and each other Replacement Manager as may from time to time become Manager hereunder, hereby accepts such appointment and agrees to so maintain, operate and manage the Owner Compressors, and provide contract compression services therefor, in accordance with this Agreement.

2.2           Standard of Performance.  In performing its obligations hereunder (including UCI’s obligations (x) to identify Collections that are allocable to the Securitization Collateral and (y) to perform its obligations under the Intercreditor Agreement), the Manager shall use such efforts which are in accordance with the Services Standard.  The duties of the Manager will be limited to those expressly set forth in this Agreement and the Related Documents and the Manager will not have any fiduciary or other implied duties or obligations to the Issuer or any of its assignees.

2.3           Conflicts of Interest.  The Manager shall perform its duties and obligations under this Agreement on a fair and equitable basis.  Without prejudice to the generality of the foregoing, the Manager will not discriminate between the Owner Compressors and any Other UCI Compressor (or, in the case of any Manager other than UCI or a Universal Affiliate, Compressors or any other equipment of a type similar to the Owner Compressors that is owned, managed or for which contract compression services are provided by such Manager for its own account) on any basis which could reasonably be considered discriminatory or adverse.

2.4           Similar Services.  It is expressly understood and agreed that nothing herein shall be construed to prevent, prohibit or restrict the Manager or any Affiliate of the Manager from providing the same or similar services as those provided under this Agreement to any other Person or from manufacturing, selling, owning, providing contract compression services, managing, maintaining, operating or otherwise dealing with Compressors on its or others’ behalf; provided that no such activity shall in any way reduce the obligations of the Manager hereunder to comply with the Services Standard.

2.5           Use of Affiliates.  The Issuer hereby consents to and agrees that, in performing its duties hereunder, the Manager may further contract with its Affiliates to provide any or all services to be provided by the Manager pursuant to this Agreement; provided that the Manager shall remain liable for all services to be provided by the Manager which its Affiliates have contracted to perform; provided, further, that the Manager shall pay the fees and expenses (which shall be negotiated and determined at an arms-length basis) of all such Affiliates with which the Manager shall have so contracted.

2.6           Relationship between the Issuer and the Manager.  All of the functions, duties and services performed by the Manager under this Agreement shall be performed by the Manager as an independent contractor and not as an agent of the Issuer except to the limited extent set forth in the following sentence.  The Manager does not have the authority to act as an agent of the Issuer and the Manager, in its capacity as such, does not, except as to the execution of User Contracts with respect to the Owner Compressors, have the authority to bind the Issuer or its assets.  The Issuer shall not have any liability for the acts of the Manager.  Any fee or other compensation payable by the Issuer to the Manager is an ordinary and necessary business expense of the Issuer.

2.7           Back-up Manager.  If the Back-up Manager or any other Person shall become the Replacement Manager, then the Requisite Global Majority shall have the right to appoint another Eligible Back-up Manager as Back-up Manager.

3.             MANAGEMENT TERM

3.1           Duration of Management Term.  The Management Term shall commence as of the Closing Date and shall continue in force with respect to an Owner Compressor until the earliest to occur of:  (i) the occurrence of a Compressor Termination Event with respect to such Owner Compressor, (ii) the date on which the Indenture is discharged in accordance with its terms and all Outstanding Obligations (including all amounts owing to any Series Enhancer pursuant to any Enhancement Agreement) have been paid in full, and (iii) with respect to any Manager, the removal and replacement of the Manager in accordance with the provisions of Section 12 hereof.  Except as set forth in this Section 3 or Section 12 hereof, the rights and obligations of the Manager hereunder may not be terminated by, or on behalf of, the Issuer for any reason.

3.2           Resignation by Manager.  Neither UCI nor any successor Manager may resign from its obligations and duties as the Manager hereunder, except (i) with the prior written consent of the Requisite Global Majority or (ii) upon a determination that the performance by UCI or any successor Manager, as the case may be, of its duties under this Agreement is no longer permissible under Applicable Law, which determination shall be evidenced by an Opinion of Counsel, in form and substance reasonably satisfactory to the Requisite Global Majority, to such effect addressed and delivered to the Indenture Trustee (on behalf of the Noteholders, each Series Enhancer and the other Persons specified in the Indenture), the Issuer and each Series Enhancer.  No such resignation will become effective until a Replacement Manager has assumed the obligations and duties of the Manager under this Agreement in accordance with the terms hereof.

3.3           Termination with Respect to an Owner Compressor.  Notwithstanding the other provisions of this Section 3 to the contrary (but subject to the provisions of Section 12), the Management Term shall terminate with respect to any Owner Compressor which is subject to a Casualty Loss, sold, foreclosed upon, lost, stolen, damaged beyond repair, requisitioned (other than a temporary requisition for a period of not more than 180 days) by any Governmental Authority, worn out, unsuitable for use or economically obsolete (any of the foregoing, a “Compressor Termination Event”) as of the date of such Compressor Termination Event after the deposit into the Trust Account of all Casualty Proceeds and other amounts received with respect to such Owner Compressor.  The Issuer and the Manager shall notify the other party and the Indenture Trustee promptly after it obtains knowledge of any Compressor Termination Event.

4.             OWNERSHIP OF OWNER COMPRESSORS

4.1           Retention of Title.  The Issuer  shall at all times retain full legal and equitable title to its Owner Compressors, notwithstanding the management thereof by the Manager hereunder. The Manager shall not make reference to or otherwise deal with or treat the Owner Compressors in any manner except in conformity with this Section 4.1.

4.2           Liens.  The Manager will promptly pay or discharge any and all sums claimed by any party which, if unpaid, might become a Lien, charge, security interest or other encumbrance upon or with respect to any Owner Compressor, including any accession thereto, or any part thereof or the interest of the Issuer therein other than Permitted Encumbrances (each a “Lien Claim”) and will promptly discharge any Lien Claim which arises; provided, however, that the Manager shall be under no obligation to pay or discharge any Lien Claim so long as it is contesting the validity thereof in good faith, in a reasonable manner and by appropriate legal proceedings, and the nonpayment thereof does not, in the commercially reasonable opinion of the Manager, adversely affect the title, property or rights of any Entitled Party thereto.  Without limiting the generality of this Section 4.2, the Manager shall be required to pay or discharge any Lien Claim (1) that results from an act or omission by the Manager with respect to which the Manager would not be entitled to indemnification pursuant to Section 16 hereof (“Manager Malfeasance”) or (2) if prior to such payment or discharge, the Manager receives from the Issuer the amount thereof (the “Owner Lien Claim Amount”).  If any Lien Claim shall have resulted from Manager Malfeasance and shall have been paid by the Issuer, whether directly or by payment of the Owner Lien Claim Amount to the Manager, then, in either case, the Manager shall promptly reimburse the Issuer, upon presentation of an invoice therefor.

5.             DUTIES/RIGHTS OF THE MANAGER

5.1           Duties of the Manager.  Subject to the terms and provisions hereof, the Manager shall provide the services specified in this Section 5 to, and on behalf of, the Issuer during the Management Term with respect to the Owner Compressors. The parties hereto acknowledge and agree that, if an

Owner Compressor is then subject to a User Contract, the User under such User Contract may provide certain of the obligations set forth in Sections 5.6, 5.7, 5.8 and 5.9 hereof; provided, however, that as long as UCI or a Universal Affiliate is the Manager hereunder, UCI shall remain the primary obligor of all such obligations and liable for any breaches thereof.

5.2           Marketing.

(a)           During the Management Term, Manager shall market, service, maintain, operate and provide contract compression services for the Owner Compressors consistent with the Services Standard.  In addition, for so long as UCI or a Universal Affiliate is the Manager, UCI or such Universal Affiliate shall keep the Owner Compressors under User Contracts subject to the same utilization rates and contract rates and in the same manner as Other UCI Compressors.  In addition, the Manager shall, consistent with the Services Standard, negotiate the terms and conditions of all User Contracts; provided that the terms and conditions of such User Contracts must be consistent with those of User Contracts for Other UCI Compressors (or, if the Manager is not UCI or a Universal Affiliate, any Compressors or equipment of a type similar to the Owner Compressors, for which contract compression services are provided, operated or managed by such Manager for its own account and third parties other than the Issuer) and, in any event, must comply with (i) then generally accepted industry standards, (ii) for so long as the Manager is UCI or a Universal Affiliate, the terms of the Contribution Agreement and (iii) the requirements of the Related Documents.  The Manager shall market, operate, provide contract compression services for and maintain the Owner Compressors in compliance with the Services Standard and using such efforts which are at least equal to the efforts used by the Manager (or any appointed subcontractor) with respect to (x) if the Manager is UCI or any Universal Affiliate, the Other UCI Compressors, and (y) if the Manager is not UCI or any Universal Affiliate, any Compressors or equipment of a type similar to the Compressors owned, managed, operated or for which contract compression services are provided by the Manager (or any appointed subcontractor) for its own account and third parties other than the Issuer.

(b)           In performing its marketing duties pursuant to this Section 5.2, UCI shall use its best efforts to comply with the applicable concentration limits set forth in Appendix A to the Indenture in the definitions  of Excess 99 hp Amount, Excess 299 hp Amount, Excess 599 hp Amount, Excess 999 hp Amount and Excess Customer Concentration Amount.

5.3           Contract and Administration Obligations.  The Manager shall, consistent with the Services Standard, cause to be performed when due, on behalf of the Issuer, all of the Issuer’s performance obligations under the User Contracts and the other Related Documents to which the Issuer is a party; provided, however, that nothing contained herein shall be construed as creating credit recourse to the Manager for (i) principal, interest or premium payments on the Notes or (ii) indemnification payments otherwise the obligation of the Issuer pursuant to the Related Documents (except to the extent that the Manager would otherwise be liable for such indemnification payment pursuant to the provisions of Section 16 hereof).

5.4           Billing and Other Information.  During the Management Term, the Manager shall bill, on behalf of the Issuer, for all contract payments and other sums due to the Issuer with respect to those Owner Compressors then subject to a User Contract and shall also be responsible for the collection thereof.  Such bills may be prepared in summary format for all Compressors for which contract compression services are provided to a User, but shall contain a detailed listing of each Compressor so contracted.

5.5           Defaults by Users; Contract Amendments and Waiver.

(a)           In the event of any breach or default by a User under a User Contract, the Manager shall, consistent with the Services Standard, take appropriate remedial action, in the name of the Issuer, with respect to such defaulted User Contract including, without limitation, (i) the termination of such User Contract as to any or all Owner Compressors subject thereto, (ii) the recovery of possession of any or all Owner Compressors subject thereto and (iii) the enforcement of any other rights or remedies of the Issuer under such User Contract, including, without limitation, the right to payment for any contract compression services or payment of other amounts owed by such User under such User Contract. In furtherance of the foregoing, the Manager shall, consistent with the Services Standard, (i) institute and prosecute such legal proceedings in the name of the Issuer as is permitted by Applicable Law in order to accomplish the foregoing, (ii) settle, compromise and/or terminate such proceedings or (iii) reinstate such User Contract; provided that the Manager shall not be required to take any such action if, in the exercise of its reasonable commercial judgment, the Manager would not take such action if such Owner Compressors were Other UCI Compressors (or, if the Manager is not UCI or a Universal Affiliate, Compressors or equipment of a type similar to the Compressors that is owned,  managed, maintained, operated or for which contract compression services are provided by such Manager for its own account and third parties other than the Issuer).  All amounts expended by the Manager in performing its obligations pursuant to the provisions of this Section 5.5, after reduction of such amounts for enforcement costs actually received by the Manager pursuant to the terms of the related User Contracts, shall be a Reimbursable Service.  The Issuer reserves the right to take, upon written notice to the Manager, in its sole discretion, any or all of the actions described in this Section 5.5 directly in its own name and on its own behalf.  In such an event the Manager, at the Issuer’s expense, shall cooperate with the Issuer (or its designee or assignee) and provide the Issuer (or its designee or assignee) with such assistance as the Issuer may reasonably request.

(b)           In performing its obligations hereunder, the Manager may, acting in the name of the Issuer and without the necessity of obtaining the prior consent of the Issuer or any Entitled Party, grant consents or enter into and grant modifications, waivers and amendments to the terms of any User Contract except for consents, modifications, waivers or amendments that (x) are inconsistent with the Services Standard or (y) contravene (or permit the contravention of) any provision of the Indenture (including without limitation, Sections 636 through 649 thereof).

5.6           Maintenance; Manager’s Expenses.

(a)           The Manager shall, consistent with the Services Standard, cause the Owner Compressors to be maintained in good operating order and condition. The standard for such maintenance shall be the highest of the following:  (i) any standard required or set forth for the Owner Compressors by Applicable Law, (ii) the Services Standard, and (iii) with respect to the Owner Compressors provided to any User, any standard set forth in the related User Contract.  All amounts expended by the Manager for maintenance (other than an overhaul made in compliance with Section 5.6(b) hereof) of the Owner Compressors, after reduction of such amounts for maintenance payments actually received by the Manager pursuant to the terms of any related User Contract, shall be at the expense of the Manager.

(b)           The Manager shall conduct, or cause to be conducted, overhauls of the Owner Compressors at such intervals and in such detail as it conducts overhauls of the Other UCI Compressors (or, if the Manager is not UCI or a Universal Affiliate, Compressors or equipment of a type similar to the Compressors that is owned, maintained, operated, managed or for which contract compression services are provided by such Manager for its own account and third parties other than the Issuer).

(c)           Maintenance, modifying, repackaging and/or overhauls of the Owner Compressors may be performed by the Manager or third parties as reasonably determined by the Manager. For maintenance, modifying, repackaging and/or overhauls of the Owner Compressor(s), the Issuer will pay for (i) materials, supplies and parts at the Manager’s actual out-of-pocket cost therefor and (ii) labor at hourly rates established by the Manager from time to time; provided that such costs and rates are reasonable and consistent with industry expenses for such services (the sum of (i) and (ii), an “Overhaul Fee”).  Such hourly rates shall be based upon the Manager’s direct costs of labor plus amounts for the Manager’s plant or facility overhead based on the Manager’s job cost system for allocating overhead.

5.7           Insurance.

(a)           The Manager will cause to be carried and maintained, at its sole expense, with respect to all Owner Compressors at all times during the Management Term thereof and for the geographic area in which any Owner Compressor is at any time located (i) physical damage insurance insuring against risks of physical loss or damage to the Owner Compressors (“Property Insurance”) with an aggregate annual loss limit of  not less than $20,000,000 per occurrence except for certain perils which have sub-limits in the amounts set forth on Schedule 5.7(a) attached hereof, and (ii) liability insurance against liability for bodily injury, death and property damage resulting from the use and operation of the Owner Compressors (“Liability Insurance”) with an aggregate loss limit of not less than $20,000,000 per occurrence except for certain perils which have sub-limits in the amounts set forth on Schedule 5.7(a) hereof and in each case shall be on terms consistent with current practices; provided, however, that if by reason of a force majeure event or other event outside of the control of the Manager, one or more of the terms of such insurance as required hereby are not available in the commercial insurance markets on commercially reasonable terms, the Manager shall nevertheless be deemed to have complied with this Section 5.7 if the Manager obtains such insurance on commercially reasonable terms then available to the Manager with such premiums, deductibles and policy limits that are consistent with industry standards which are reasonably satisfactory to each Series Enhancer.  Property Insurance and Liability Insurance shall be subject to deductibles that are consistent with industry standards.  The policies of insurance required under this Section 5.7(a) shall be valid and enforceable policies issued by insurers having an A.M. Best Company general policyholder rating of “A-” and a financial rating of “IX” or in each case better or otherwise acceptable to each Series Enhancer and shall provide coverage with respect to incidents occurring anywhere in the United States.

(b)           Such Property Insurance policy or policies will name the Issuer, each Series Enhancer and the Indenture Trustee, individually and on behalf of the Entitled Parties, as the loss payees, as their respective interest may appear.  Such Liability Insurance policy or policies will name the Issuer, each Series Enhancer and the Indenture Trustee, individually and on behalf of the Entitled Parties, as additional insureds (each an “Additional Insured”).  Each such policy shall provide that (i) the insurers waive any claim for premiums and any right of subrogation or setoff against Additional Insureds, (ii) it may not be invalidated against any Additional Insured by reason of any violation of a condition or breach of warranty of the policies or the application therefor by Manager or the Issuer, (iii) it may be canceled by the insurer only after no less than ten (10) days’ prior written notice from the Manager’s insurance broker to Indenture Trustee and each Series Enhancer, and (iv) the insurer will give written notice to Indenture Trustee and each Series Enhancer in the event of nonpayment of premium by the Manager when due.

(c)           On the Closing Date, and thereafter not less than five (5) days prior to the expiration dates of any expiring policies required under this Section 5.7, the Manager shall furnish the Indenture Trustee and each Series Enhancer with certificates of the insurance or replacement insurance coverage required by this Section 5.7.

(d)           Any deductibles or losses that are not covered by either the Property Insurance or Liability Insurance shall be paid by, and for the account, of the Manager.  The Manager agrees to promptly, but in any event within three (3) Business Days after receipt of proceeds of such loss, deposit such amounts into the Trust Account or the Purchase Account, as applicable, in accordance with Section 302(b) of the Indenture for distribution in accordance with Section 302 of the Indenture.

5.8           Taxes.  The Manager shall cause to be paid when due, and will indemnify each Entitled Party from and against, all local, state, federal and foreign personal property, sales or use taxes, license fees, assessments, charges, fines, interest and penalties (all such taxes, license fees, assessments, charges, fines, interest and penalties being hereinafter called “Impositions”) hereafter levied or imposed upon any Entitled Party, in connection with or measured by the possession, contract for services, use or operation of any Owner Compressors but excluding any federal, state or local tax calculated based on the taxable income of the applicable Entitled Party.  The Manager (whether such Manager is UCI or a Universal Affiliate or a Replacement Manager) will promptly remit all Excluded Payments received by it pursuant to Section 302(c), Section 302(d)(2) or 302(e)(2) of the Indenture to the relevant taxing authority.  The Manager will also pay (if the Manager is not UCI or a Universal Affiliate, such payments will be paid pursuant to a distribution under Section 302 of the Indenture) all Impositions that might in any way affect the title of the Issuer, or result in a Lien upon any Owner Compressors or result in a Material Adverse Change, in each case, before the same shall become delinquent; provided, however, that the Manager shall not be required to pay any Imposition of any kind so long as it is contesting such Imposition in good faith and by appropriate legal proceedings, provided, further, that the nonpayment thereof shall not, in the reasonable opinion of the Manager, adversely affect the title, property or rights of the Issuer. In the event any reports or returns with respect to Impositions are required to be filed, the Manager will prepare and file such reports or returns, or cause such reports or returns to be prepared and filed, in such manner as to show the interests of the Issuer in the Owner Compressors.

5.9           Compliance with Law.  The Manager, at the expense of the Issuer, shall, consistent with the Services Standard, cause the Owner Compressors to comply, and each User Contract entered into or renewed after the date hereof shall require the User thereunder to comply, in all material respects with all Applicable Laws and Section 604 of the Indenture.   In the event that such Applicable Laws require any alteration of an Owner Compressor, or in the event that any equipment or appliance of an Owner Compressor shall be required to be changed or replaced, or in the event that any additional or other equipment or appliance is required to be installed on an Owner Compressor in order to materially comply with such Applicable Laws, the Manager, at the expense of the Issuer, shall make such alteration, change, replacement or addition (a “Mandatory Alteration”); provided, however, that the Manager, in good faith, shall contest the validity or application of any such Applicable Law which it would have contested if the affected Owner Compressor had been an Other UCI Compressor (or, if the Manager is not UCI or any Universal Affiliate, any Compressors or equipment of a type similar to the Compressors owned, managed, operated or for which contract compression services are provided by the Manager (or any appointed subcontractor) for its own account and third parties other than the Issuer), in any reasonable manner which does not, in the opinion of the Manager, adversely affect the title, property or rights of the Issuer.

5.10         Records and Information.  The Manager shall, consistent with the Services Standard, maintain separate, complete and accurate records relating to the Owner Compressors and all matters covered by this Agreement in the same form and to the same extent as the Manager customarily maintains records in respect of the Other UCI Compressors (or, if the Manager is not UCI or any Universal Affiliate, any Compressors or equipment of a type similar to the Compressors owned, managed, operated or for which contract compression services are provided by the Manager (or any appointed subcontractor) for its own account and third parties other than the Issuer).  The Manager shall promptly, upon request of  the Issuer or any Series Enhancer, deliver to the Issuer, such Series Enhancer or any designee of any of the foregoing such records. Upon request, the Manager shall promptly supply the Issuer with all information necessary for the Issuer to prepare all reports required of the Issuer under the Related Documents.

5.11         User Contract.  The Manager shall store at its offices at 4444 Brittmoore Road, Houston, Texas, all User Contracts and all compression services documents related thereto, including without limitation, the related Contract File, in a locked, fire retardant storage facility.  The Manager shall provide the Issuer, the Indenture Trustee and each Series Enhancer thirty (30) days prior written notice of a change in the location of Manager’s offices which shall include the relocation address.  Within ninety (90) days after the Closing Date (or, in the case of any Owner Compressor acquired by the Issuer after the Closing Date, within thirty (30) days after the related Contribution Date or Substitution Date), the Manager shall stamp Schedule A (or the appropriate counterpart of Schedule A or the appropriate schedule of equipment attached to each User Contract) of each User Contract relating to an Owner Compressor acquired by the Issuer on the Closing Date or any subsequent Contribution Date or Substitution Date to indicate the Indenture Trustee’s security interest in such User Contract.

5.12         Other Services.  The Manager shall be responsible for the provision of such other services incidental to the foregoing as may from time to time be required under the User Contracts and other Related Documents or may be reasonably necessary in connection with the ownership, maintenance, and the Domestic Contract Compression Business of the Owner Compressors.

5.13         Mutual Maintenance and Servicing.  So long as the Manager is UCI or a Universal Affiliate, the Manager and the Issuer agree that in order for the Manager to provide mutually beneficial maintenance and servicing of the Owner Compressors in the same manner as it maintains and provides for the Other UCI Compressors, the Manager is permitted to use parts, engines, inventory or supplies from (x) Other UCI Compressors to service and maintain the Owner Compressors and the Other UCI Compressors, and (y) Owner Compressors to service and maintain the Owner Compressors and the Other UCI Compressors, in all instances in accordance with Sections 2.2 and 2.3 hereof and in the normal and customary business practices of the Manager; provided however, in the event any Owner Compressor is utilized for parts in accordance with the foregoing mutual maintenance and servicing provisions, such Owner Compressor, to the extent not repaired, replaced or rebuilt by the end of the calendar month in which such parts or engines were utilized, will become an Ineligible Compressor.  The Manager will have the option to replace such Ineligible Compressor with another Compressor of equal or greater value (based on and subject to the criteria set forth in Section 3.04 of the Contribution Agreement) as the Ineligible Compressor by the end of the calendar month in which such utilization of parts or engines first occurred.  To the extent the Compressor added in replacement of any such Ineligible Compressor exceeds the value of such Ineligible Compressor, an appropriate adjustment to approximate such excess value shall be made for the benefit of the Manager to the Operations Fee and Overhaul Fee.  The Issuer and the Manager acknowledge and agree that each party derives independent and mutual benefit from this maintenance and servicing arrangement set forth in this Section 5.13.

5.14         Purchase Account.  Subject to the conditions, covenants and agreements set forth in Section 315 of the Indenture, the Manager and the Issuer agree that the Manager shall (a) remit, or shall cause to be remitted, any and all Compressor Reinvestment Sales Proceeds to the Purchase Account, (b) use, or shall cause the use of, all or any portion of the Compressor Reinvestment Sales Proceeds on deposit in the Purchase Account to purchase Additional Compressors, and (c) direct, or shall cause the direction of, the Indenture Trustee to liquidate as necessary any and all Eligible Investments credited to the Purchase Account and to transfer from the Purchase Account to the Trust Account, (i) in accordance with, and at the times required by, Section 315(c) of the Indenture, any unused portion of such Compressor Reinvestment Sales Proceeds and (ii) in accordance with, and at the times required by, Section 315(d) of the Indenture, all funds in the Purchase Account.

6.             AUTHORITY AND CONSENTS.

6.1           Issuer.  The Issuer confers on the Manager all such authorities and grants all such consents as may be necessary for the Manager’s performance of its duties under this Agreement, and will, at the request of the Manager, confirm any such authorities and consents to any third parties, execute such other documents and do such other things as the Manager may reasonably request for the purpose of giving full effect to this Agreement and enabling the Manager to carry out its duties hereunder.

6.2           Manager Default.  After the occurrence and during the continuance of a Manager Default, the Manager irrevocably, and by way of security to the Issuer for the obligations of the Manager herein, appoints the Issuer or the Issuer’s designee (which shall be the Indenture Trustee so long as any Outstanding Obligations remain unpaid) to be its attorney-in-fact with full power of substitution on behalf of the Manager and in its name or otherwise to execute any documents contemplated by this Agreement and any Related Document, and to give any notice and to do any act or thing which the Manager is obliged to execute or do under this Agreement and any Related Document.  The Manager hereby confirms and agrees to ratify and confirm whatever any such attorney shall do or propose to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to in this paragraph.

7.             ACCOUNTS AND PAYMENTS

7.1           Lockbox Accounts.

(a)           On or prior to the Closing Date, the Lockbox Account shall have been established and shall be under the exclusive control of the Intercreditor Collateral Agent, and UCI, as Manager, shall, or shall cause, all Collections related to its Domestic Contract Compression Business to be deposited in the Lockbox Account, in each case, in accordance with the terms of the Intercreditor Agreement and the Letter Agreement.  So long as the Manager is UCI or a Universal Affiliate, UCI shall comply with its obligations and duties under the Intercreditor Agreement and the Letter Agreement.  Immediately after the completion of such daily allocation, all Collections allocable to the Securitization Collateral will be transferred to the Trust Account.

(b)           During the continuation of a Trigger Event, the Manager shall, on a weekly basis, provide to the Issuer, each Series Enhancer and the Indenture Trustee a copy of each daily cash reconciliation prepared during the preceding week.  At any time during the continuation of a Trigger Event, each of the Issuer, each Series Enhancer and the Indenture Trustee and their respective accountants and attorneys shall be entitled, at the expense of the Manager, to visit the Manager’s office and conduct a review of all backup documentation supporting the daily cash allocation report.

(c)           Upon an Event of Default or a Manager Default and the continuation of such event, as the case may be, the Back-up Manager and the Requisite Global Majority (or their designees), are each hereby authorized and empowered, as the Issuer’s attorney-in-fact, to endorse any contract compression payments relating to an Owner Compressor deposited in a lockbox or presented for deposit in any lockbox account requiring the endorsement of the Issuer, which authorization is coupled with an interest.

7.2           Deposits to the Lockbox Account.  If the Manager shall receive any Collections with respect to any Owner Compressor directly, the Manager shall deposit such funds into the Lockbox Account within three (3) Business Days of the receipt thereof.  The obligation of the Manager to make such deposit shall constitute a full recourse obligation of the Manager (for which the Manager shall not be entitled to receive indemnification from the Issuer).

7.3           Withdrawal from Trust Account.  The Manager shall be entitled to request withdrawals (and the Indenture Trustee upon written notice from the Manager shall make such withdrawals) of estimates of the Operations Fee and S&A Fee from the Trust Account, and, so long as (x) the Reserve Account is fully funded in an amount equal to the excess of the Required Reserve Amount over the Available Drawing Amounts under all Eligible Letters of Credits and (y) the Scheduled Principal Payment Amount for the immediately preceding month has been made in full, an estimate of the Overhaul Fee from the Trust Account, in each case, in accordance with Section 302(c) of the Indenture.  The Indenture Trustee is under no obligation to verify that the requirements of clauses (x) and (y) of this section have been met before funding such withdrawal to the Manager.

7.4           No Set-Off, Counterclaim, etc.  The Manager’s obligations under this Agreement and the other Related Documents to make deposits to the Lockbox Account shall be absolute and unconditional and all payments thereof shall be made free and clear of and without any deduction for or on account of any set-off (except to the extent expressly set forth herein) or counterclaim or any circumstance, recoupment, defense or other right which the Manager may have against the Issuer or any other Person for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including without limitation, (i) any defect in title, condition, design or fitness for use of, or any damage to or loss or destruction of, any Compressor, (ii) any insolvency, bankruptcy, moratorium, reorganization or similar proceeding by or against the Manager or any other Person, or (iii) any other circumstance, happening or event whatsoever, whether or not unforeseen or similar to any of the foregoing.

7.5           Manner of Payment.  All payments required to be made by the Manager hereunder shall be made in Dollars by wire transfer of immediately available funds prior to 3:00 p.m., New York time, on the date of payment.

8.             MANAGER ADVANCES

8.1           Manager Advances.

(a)           On each Determination Date, the Manager may (in its sole discretion) advance funds (each, a “Manager Advance”) and remit to the Trust Account, in such manner as will ensure immediately available funds will be on account thereof by 11:00 a.m. New York time on the Payment Date, an amount equal to all or any portion of contract payments (other than uncollectible amounts) (i) due on User Contracts with respect to the Owner Compressors during the preceding Collection Period for which the related Users have not remitted such payment on or prior to such Determination Date and (ii) for which the Manager in good faith and in its commercially reasonable judgment expects to collect promptly.  Except for the first three (3) Payment Dates following the Closing Date,  the aggregate amount of all such Manager Advances outstanding (i.e. not yet reimbursed under Section 8.1(b) below) at any point in time may not exceed an amount equal to the product of (x) ten percent (10%) and (y) the Aggregate Note Principal Balance on the immediately preceding Payment Date (after giving effect to payments made on such date).  The Manager will not make a Manager Advance with respect to (i) any defaulted User Contract, or (ii) any User Contract if the Manager, in its reasonable good faith judgment, believes that such Manager Advance would not be recoverable from a corresponding remittance from the User on the related User Contract.

(b)           The Manager shall be reimbursed for Manager Advances on each Payment Date pursuant to Section 302(d) or 302(e), as applicable, of the Indenture.

9.             COVENANTS OF THE MANAGER

9.1           Preparation and Delivery of Reports.  The Manager shall deliver to each Series Enhancer and the Indenture Trustee, or as otherwise specified in any of the clauses below:

(a)           Financial Statements.  (i) So long as UCI or a Universal Affiliate is the Manager, the Manager shall deliver or shall cause UCH to deliver to the Indenture Trustee and each Series Enhancer a copy of (x) each annual report of UCH and (y) each quarterly report of UCH, in each case, within the time periods, and in the manner required by, Section 9(b) of the Management Guaranty, provided, however, in the event that the financial information contained in the foregoing reports for UCH materially differs from the Manager’s financial information prepared, for such time periods, on an individual basis, then either (A) if the Manager has prepared (or has caused to be prepared) its own audited financial statements of income, stockholders’ equity and cash flows and its consolidating subsidiaries and the related consolidated balance sheets, then the Manager shall deliver to the Indenture Trustee and each Series Enhancer a copy of such audited financial statements for the periods and as, and when, required by Section 9(b) of the Management Guaranty, or (B) if the Manager has not prepared (or caused to be prepared) audited financial statements of income, stockholders’ equity and cash flows and its consolidating subsidiaries and the related consolidated balance sheets, then the Manager shall deliver or cause UCH to deliver to the Indenture Trustee and each Series Enhancer a copy of UCH’s audited consolidated financial statements of income, stockholders’ equity and cash flows and unaudited consolidating balance sheets, statements of income, stockholder’s equity and cash flows for it and  its consolidated subsidiaries for the periods as, and when, required by Section 9(b) of the Management Guaranty; and (ii) if the Manager is not UCI or a Universal Affiliate, (1) as soon as available and in any event within 120 days after the end of fiscal year of the Manager, the audited consolidated and unaudited consolidating statements of income, stockholders’ equity and cash flows of the Manager and its consolidated subsidiaries for such fiscal year, and the related consolidated and consolidating balance sheet of the Manager and its consolidated subsidiaries as at the end of the fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to each Series Enhancer which opinion shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Manager and its consolidated subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Manager Default and (2) as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Manager, consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Manager and its consolidated subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and result of operations of the Manager and its consolidated subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b)           Monthly Asset Base Certificate.  By not later than each Determination Date, an Asset Base Certificate, substantially in the form of Exhibit “A” attached hereto, calculated as of the last day of the immediately preceding Collection Period;

(c)           SEC and Other Reports.  Promptly upon their becoming available, one copy of each report (if any), definitive proxy statement, registration statement (upon it becoming effective) and definitive prospectus filed by the Guarantor with or delivered to any securities exchange, the Securities and Exchange Commission (or any successor agency or any other Governmental Authority), which such delivery and/or availability may be accomplished in the manner provided by Section 9(b) of the Management Guaranty for the delivery of annual and quarterly reports (excluding any time periods required for the delivery of such reports);

(d)           Requested Information.  After a request of Deal Agent, any Series Enhancer or the Indenture Trustee, with reasonable promptness, any data, information and reports regarding the Owner Compressors that is reasonably available;

(e)           Updated Policies.  Within sixty (60) days of the Manager’s fiscal year end and only to the extent such policies have been materially changed or updated, two (2) copies of its current Credit and Collection Policy, a currently effective copy of which is attached hereto as Exhibit “B”;

(f)            Manager Report.  On each Determination Date, a Manager Report, substantially in the form of Exhibit “C” hereto, calculated for the immediately preceding Collection Period, a copy of which shall also be delivered to the Indenture Trustee, Deal Agent, each Series Enhancer and each Interest Rate Hedge Provider;

(g)           Manager Report on Hedging Calculations.  On each Determination Date, a monthly report reflecting the hedging policy calculations as of the end of the preceding calendar month based on all transactions outstanding as of the end of such month under Interest Rate Swap Agreements then in effect, including transactions entered into on such date which are scheduled to commence on a future date;

(h)           Monthly Tape.  On each Determination Date, the Manager shall deliver the Monthly Tape to the Indenture Trustee and, on request, to each Series Enhancer;

(i)            Insurance Renewals.  Within five (5) days of the then current expiry date of the Property Insurance and Liability Insurance, evidence of renewals of such policies;

(j)            Material Adverse Change.  With reasonable promptness, notice of any Material Adverse Change;

(k)           Notice of Inaccuracy in Manager Report.  Within five (5) Business Days of the date on which any Responsible Officer of the Manager shall have actual knowledge or shall have received, or been deemed to have received, from any Person, notice that the Manager Report delivered by the Manager is inaccurate in any material respect, notice of such inaccuracy indicating the inaccuracy;

(l)            Notice of Default.  Notice of any Trigger Event or any event that with notice or the passage of time (or both) would constitute any such event, a copy of which shall also be delivered to the Intercreditor Collateral Agent;

(m)          Financial Projections.  At least annually, and within ten (10) Business Days of delivery (or deemed delivery, as the case may be) of the audited financial statements under Section 9.1(a) hereof or, if earlier, concurrently with delivery thereof to any other lenders or creditors, projected financial information prepared by UCI in its ordinary course of business and delivered by UCI to its lenders in accordance with the terms of the Senior Secured Credit Agreement or to any of its other lenders or creditors, including revisions of previously delivered information.  Such projections shall include balance sheets, income statements and cash flows by business segment;

(n)           Public Debt Ratings.  Promptly, but in any event within five (5) Business Days after the date of any change in UCH’s public debt ratings, UCI shall deliver each Series Enhancer a written confirmation of UCH’s public debt ratings after giving effect to such change; and

(o)           Purchase Option Report.  Effective with the Determination Date occurring in December 2005, UCI or the Manager shall provide to each Series Enhancer, simultaneously with delivery of the Manager Report, a supplement to the monthly Manager Report setting forth a list of the total number of all Owner Compressors subject to User Contracts that contain purchase options and the Aggregate Depreciated Value of all such Owner Compressors.

9.2           Maintenance of Offices.  The Manager shall maintain, at its office complex located at 4444 Brittmoore Road, Houston, Texas, such books and records (including computer records) with respect to the Owner Compressors in the same manner as it maintains for the Other UCI Compressors, including a computer database which includes the Owner Compressors (containing sufficient information to generate the List of Compressors and the reports required to be delivered pursuant to this Agreement and the Related Documents), any User Contracts relating thereto, the Users and location, and the Appraised Value and Depreciated Value of the Owner Compressors.  The Manager shall notify the Issuer, each Series Enhancer and the Indenture Trustee of any change in the location of the Manager’s office complex or its books and records.

9.3           Inspection.  Each of (i) the Requisite Global Majority (acting as one group) and their agents, (ii) if the Manager is not UCI or a Universal Affiliate and the Issuer has not been furnished with a copy of the report generated by the Requisite Global Majority (or its agents) with respect to its rights hereunder, the Issuer (and its agents), and (iii) any Series Enhancer in connection with any refinancing involving such Series Enhancer shall have the right to inspect the Owner Compressors, the receivables aging system and all books, records, reports, User Contracts, insurance policies, and other documents relating to the Owner Compressors (including those involving any refinancing of a Series Enhancer), all in the format which the Manager uses for the Other UCI Compressors (or, if the Manager is not UCI or a Universal Affiliate, any Compressors or equipment of a type similar to the Owner Compressors for which contract compression services are provided, operated or managed by such Manager for its own account and third parties other than the Issuer).  Such inspections shall be conducted upon reasonable request and notice to the Manager and shall (a) be conducted during normal business hours, (b) be subject to the Manager’s customary security procedures and the execution of reasonable and customary confidentiality agreements and (c) not unreasonably disrupt the Manager’s business.  For purposes of any such inspection, the Manager shall grant the Requisite Global Majority, the Issuer and their agents (as applicable) access to the Manager’s computer systems (including the receivables aging system) and data relating solely to the Owner Compressors contained therein (and with respect to the UCI Compressors to the extent necessary to evaluate compliance with the Related Documents).  Each of (i) the Requisite Global Majority (acting as one group) and their agents and (ii) if the Manager is not UCI or a Universal Affiliate and the Issuer has not been furnished with a copy of the report generated by the Requisite Global Majority (or its agents) with respect to its rights hereunder, the Issuer (and its agents) shall have the right to (i) one such inspection per calendar year (and an additional inspection by any Series Enhancer in connection with any refinancing involving such Series Enhancer), at the reasonable cost and expense (including reasonable legal and accounting fees incurred by the Issuer, the Requisite Global Majority or, in connection with any refinancing involving any Series Enhancer, the applicable Series Enhancer) of UCI and (ii) one additional inspection at the cost and expense of the Requisite Global Majority or Issuer (as the case may be), unless a Trigger Event shall have occurred and be continuing, in which case, the Requisite Global Majority and, if applicable, the Issuer (and their respective agents) shall have the right to conduct such inspections any number of times and each time the costs and expenses shall be borne by the Manager.

9.4           Ownership of Owner Compressors.  The Manager agrees to promptly indicate to all parties with a valid interest inquiring as to the true ownership of the Owner Compressors that the Issuer is the owner of the Owner Compressors and the Manager will not claim any ownership interest in the Owner Compressors.

9.5           Separate Bank Accounts.  The Manager will maintain separate bank accounts and books of account from those of the Issuer.  The Manager shall not conduct business in the name of the Issuer except when acting in the name of the Issuer as agent and identifies itself as such.

9.6           Compliance with Organizational Documents; Applicable Law.  The Manager agrees to comply with all of its company, organizational and managerial procedures required by its formation documents and Applicable Law.

9.7           [Intentionally Omitted].

9.8           Substantive Consolidation.  The Manager will be operated so that the Issuer will not be substantively consolidated with the Manager or any of its Affiliates.  In connection therewith, the Manager makes herein by this reference each of the representations and warranties made by it to Gardere Wynne Sewell LLP in support of its opinions issued and delivered in connection with the issuance of the Notes, as if specifically made herein and agrees to comply with each of the factual assumptions contained in such opinions.

9.9           Amendment of Credit Policy.  The Manager will not make any material modifications to the terms of its Credit and Collection Policy to the detriment of any Series Enhancer without the prior written consent of the Series Enhancer so affected.  The Manager will comply with the material provisions of its Credit and Collection Policy in accordance with reasonable and prudent business practices.

9.10         Appraisals.  By the Closing Date, the Manager shall (at its expense) furnish (or cause to be furnished) to the Control Party three (3) Appraisals setting forth the Appraised Value of the Owner Compressors as of the Closing Date. Upon delivery of such additional Appraisals when required or permitted pursuant to the terms of the Related Documents, the Appraised Value of each Compressor shall be adjusted in accordance with the provisions set forth in the definition of the term “Appraised Value”.

9.11         Lockbox Account.  Until the termination of the Intercreditor Agreement in accordance with Section 21 thereof, UCI  shall maintain, and shall cause the Intercreditor Collateral Agent to maintain, the Lockbox Account and shall not terminate such Lockbox Account, or close such Lockbox Account, without the prior written consent in each instance of the Indenture Trustee and the Requisite Global Majority.  UCI shall not establish any new account that will receive payments or Collections in respect of the User Contracts, the Securitization Collateral or any funds attributable to its Domestic Contract Compression Business without the prior written consent in each instance of the Indenture Trustee and the Requisite Global Majority.  UCI may establish a separate account for other funds not attributable to the Domestic Contract Compression Business, including but not limited to funds attributable to the fabrication, service, after-service market and international compression business.  UCI shall instruct and cause each User to remit all contract payments and other payments arising under each User Contract and all payments attributable to the Domestic Contract Compression Business of UCI to the Lockbox Account as set forth in the Intercreditor Agreement.  The obligations of UCI under this Section 9.11 shall survive the resignation or removal of UCI or any Universal Affiliate as Manager and the termination of this Agreement until the termination of the Intercreditor Agreement in accordance with Section 21 thereof.

10.           WARRANTY

10.1         ISSUER.  THE ISSUER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE OWNER COMPRESSORS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

10.2         MANAGER.  THE MANAGER WARRANTS THAT IT WILL CARRY OUT ITS SERVICES WITH REASONABLE CARE AND SKILL. THIS EXPRESS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED.  UNDER NO CIRCUMSTANCES SHALL THE MANAGER HAVE ANY LIABILITY TO THE ISSUER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

11.           COMPENSATION AND REIMBURSEMENT OF THE MANAGER

11.1         Compensation of the Manager.  As compensation to the Manager for the performance of its services hereunder, the Issuer shall pay to the Manager an S&A Fee, an Operations Fee, an Overhaul Fee, an Incentive Management Fee and a charge for Reimbursable Services.  Subject to the terms and conditions of the Indenture, each of the Incentive Management Fee, the charge for Reimbursable Services, S&A Fee and the Operations Fee shall be payable to the Manager from the Trust Account, to the extent monies are available for the payment thereof, in accordance with Sections 302(d) and (e) of the Indenture, as follows:

(a)           on each Payment Date, an amount equal to the S&A Fee, the Overhaul Fee and the Operations Fee for the calendar month preceding the month in which such Payment Date occurs; and

(b)           on each Payment Date, the amount of Reimbursable Services submitted by the Manager to the Issuer on or prior to the last day of the calendar month immediately preceding the month in which such Payment Date occurs.

11.2         S&A Fee.

(a)           The selling and administration fee payable to UCI as initial Manager for each Collection Period (or any portion thereof) shall be the product of (i) the Monthly S&A Fee Rate and (ii) Gross Compressor Contract Revenues actually received by the Manager during such Collection Period (such product, the “UCI S&A Fee”).  The S&A Fee for any Manager other than UCI or any Universal Affiliate shall be the amount calculated in accordance with the definition thereof, subject to the adjustments and limitations contained therein and herein.

(b)           The monthly selling and administration fee rate during the first year following the Closing Date shall be six percent (6%), which percentage shall be adjusted annually thereafter in accordance with the provisions of Section 11.2(c) (the “Monthly S&A Fee Rate”).

(c)           The Monthly S&A Fee Rate may be recomputed by the Manager or any Replacement Manager and automatically adjusted each year, prior to a Trigger Event, on the last day of the quarter following the Manager’s fiscal year end, to reflect the actual selling and administrative costs incurred by the Manager to manage the UCI Compressors during such fiscal year.  Any such adjustment shall be accompanied by a certification by the Manager that any increase in the Monthly S&A Fee Rate reflects increases in selling and administrative costs which are also being incurred in respect of all of the UCI Compressors. The reasonableness of the amount of such cost increase will, at the request of any Entitled Party, be verified by a third party consultant selected by the Requisite Global Majority and reasonably satisfactory to the Manager.  Increases in the S&A Fee in excess of the levels permitted in the definition of S&A Fee shall be payable at a subordinated level in accordance with Sections 302(d) and (e) of the Indenture.  In addition to the adjustment set forth above, the Monthly S&A Fee Rate may be adjusted with the prior consent of the Manager, the Issuer, and the Requisite Global Majority to reflect material non-recurring costs incurred in any year.

(d)           The S&A Fee, as adjusted from time to time under Section 11.2(c), is intended to include all direct selling and administration costs and expenses relating to the performance of the Manager’s services, duties and obligations under this Agreement but shall not include (x) the costs and expenses of the Manager that are incurred in connection with the Reimbursable Services or (y) costs and expenses of the Manager in connection with its indemnification obligations owing to any MA Indemnified Party.

11.3         Operations Fee.

(a)           The operations fee (the “UCI Operations Fee”) for each calendar month (or any portion thereof) shall be equal to the sum for each Owner Compressor for which contract compression services are provided for any portion of such calendar month of the product of (i) the Operations Fee Rate per horsepower applicable to such Owner Compressors, (ii) the total horsepower for such Owner Compressor and (iii) a fraction the numerator of which is the number of days in each month that such Owner Compressor was under contract and the denominator of which is 30.  The Operations Fee for a successor Manager is set forth in the definition thereof, subject to the adjustments and limitations contained therein and herein (the “Monthly Operations Fee Rate”).

(b)           The Operations Fee Rate may be recomputed by UCI and automatically adjusted each year, prior to a Trigger Event, on the last day of the quarter following the Manager’s fiscal year end, to reflect the actual operating costs incurred by the Manager to manage the UCI Compressors during such fiscal year then ended.  Any such adjustment shall be accompanied by a certification by the Manager that any increase in the Operations Fee Rate reflects increases in costs which are also being incurred in respect of all of the UCI Compressors. The reasonableness of the amount of such cost increase will, at the request of any Entitled Party, be verified by a third party consultant selected by the Requisite Global Majority and reasonably satisfactory to the Manager.  Increases in the Operations Fee in excess of the levels permitted in the definition of Operations Fee shall be payable at a subordinated level in accordance with Sections 302(d) and (e) of the Indenture.  In addition to the adjustment set forth above, the Monthly Operations Fee Rate may be adjusted with the prior consent of the Manager, the Issuer, and the Requisite Global Majority to reflect material non-recurring costs incurred in any year.

(c)           The Operations Fee, as adjusted from time to time under Section 11.3(b), is intended to include all direct operating costs and expenses relating to the performance of the Manager’s services, duties and obligations under this Agreement but shall not include (x) the costs and expenses of the Manager that are incurred in connection with the Reimbursable Services or (y) costs and expenses of the Manager in connection with its reimbursement, payment or indemnification obligations owing to any MA Indemnified Party.

11.4         Incentive Management Fee.  In addition to the Operations Fee and the S&A Fee, the Manager (whether the Manager is UCI or any Universal Affiliate or a Replacement Manager) shall be entitled to receive on each Payment Date an additional fee in an amount equal to the Incentive Management Fee.

11.5         Reimbursable Services.  To the extent not included in another fee category, the Manager shall be separately compensated for the following services rendered on behalf of the Issuer under this Agreement (collectively, the “Reimbursable Services”) in accordance with the priorities established therefor in Sections 302(d) and (e) of the Indenture: (i) enforcement costs in accordance with Section 5.5 hereof, and (ii) the cost of any Mandatory Alterations made after the Closing Date in accordance with Section 5.9 hereof. In addition to such Reimbursable Services, the Manager shall be entitled to be reimbursed for Manager Advances in accordance with the provisions of Section 8 hereof.

12.           MANAGER DEFAULT

12.1         Events or Conditions.  Any of the following events or conditions shall constitute a Manager Default:

(a)           The Manager shall fail to (i) deposit to the Trust Account any deposit required pursuant to Section 7.2 hereof, or (ii) deliver either or both of the Manager Report or the monthly Asset Base Certificate on the dates specified in Section 9.1 hereof, or (iii) deliver the Monthly Tape, or (iv) deposit to the Purchase Account or perform or observe the covenants contained in Section 5.14 hereof, and in each case, such failure shall continue for three (3) Business Days after the date when due;

(b)           The Manager shall fail to pay the Back-up Manager Fee when due;

(c)           (i) with respect to UCI or any Universal Affiliate as the Manager or as the Contributor, the Manager shall fail to perform or observe in any material respect any other covenant, condition, or agreement to be performed or observed by it hereunder or under any Related Document (other than (x) those identified in any other clause of this Section 12.1 and (y) any such covenant, condition, or agreement that contains a specified numerical threshold or basket, in which case such covenant, condition or agreement shall be strictly performed or observed); or (ii) with respect to any Manager other than UCI or any Universal Affiliate, the Manager shall fail to perform or observe any other covenant, condition, or agreement to be performed or observed by it under any Related Document (other than those identified in any other clause of this Section 12.1), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) receipt by Manager of written notice thereof from the Issuer or the Indenture Trustee (at the direction of the Requisite Global Majority) and (ii) the date on which any Responsible Officer of the Manager responsible for the management of  the Owner Compressors shall have actual knowledge of such failure;

(d)           Any representation or warranty made by the Manager in any of the Related Documents, or in any certificate delivered pursuant thereto, shall prove to be untrue in any material respect, and such misrepresentation or untrue warranty, if capable of cure, shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (x) receipt by the Manager of written notice thereof from the Issuer, the Indenture Trustee (acting at the direction of the Requisite Global Majority) or any Series Enhancer and (y) the date on which any Responsible Officer of the Manager shall have actual knowledge of such failure;

(e)           The inaccuracies specified in the notice specified in Section 9.1(k) remain unremedied or uncured, by the Manager’s failure to provide an accurate Manager Report, for a period of fifteen (15) days after the date such notice is required to be delivered;

(f)            The Manager shall fail to deliver the notice specified in Section 9.1(k) within the time frame prescribed therein;

(g)           The entry of a decree or order for relief by a court having jurisdiction in respect of the Manager in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Manager or for any substantial part of its properties, or ordering the winding up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(h)           The commencement by the Manager of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Manager to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Manager or any substantial part of its properties, or the making by the Manager of any general assignment for the benefit of creditors, or the inability or failure by the Manager to pay its debts generally when due, or the taking of any action by the Manager  in furtherance of any such action;

(i)            UCI shall fail to pay any principal of, premium or interest on or any other amount payable in respect of (x) any Debt that is outstanding under the Senior Secured Credit Agreement or any replacement thereof or (y) if the Senior Secured Credit Agreement has been terminated and not replaced, any Debt in a principal or notional amount of at least $35,000,000 for the first three (3) fiscal years from the Closing Date and $75,000,000 thereafter (either individually or in the aggregate), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such applicable agreement governing such Debt and provided further that such payment default shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed ten (10) Business Days or (ii) waivers, amendments or forbearances which in the aggregate exceed ten (10) Business Days; or any other event (i.e., not involving a payment default) shall occur or condition shall exist under such applicable agreement governing such Debt and shall continue after the applicable grace period, if any, specified in any applicable agreement governing such Debt and provided further that any such event or condition shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed thirty (30) days or (ii) waivers, amendments or forbearances which in the aggregate exceed thirty (30) days, if the effect of such event or condition is to accelerate, or to permit the acceleration of (regardless of whether such amounts are actually accelerated), the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to become due and payable prior to the stated maturity thereof;

(j)            Any Person or “group”, within the meaning of Section 13(d) of the Exchange Act, not a Universal Affiliate shall become the “beneficial owner”, as  defined in Rule 13(d)3 under the Exchange Act, of shares representing more than 50% of the aggregate voting power represented by the capital stock of UCI.

(k)           For any calendar month the Average Contract Rate for the Other UCI Compressors exceeds the Average Contract Rate for the Owner Compressors by ten percentage points (10%) or more;

(l)            For any calendar month the Monthly Utilization Rate for the Other UCI Compressors exceeds the Monthly Utilization Rate for the Owner Compressors by fifteen percentage points (15%) or more;

(m)          As of any Determination Date, the Run-time Credit Ratio exceeds five percent (5%);

(n)           UCH shall repudiate the Management Guaranty or the Management Guaranty shall fail to be in full force and effect;

(o)           For so long as UCI or any Universal Affiliate is the Manager, an interest coverage ratio automatically adjusted from time to time to always be 50 basis points over UCI’s Interest Coverage Ratio (as such term is defined in the Senior Secured Credit Agreement or any replacement thereof); provided however, in the event that the definition of Interest Coverage Ratio no longer exists, or the Senior Secured Credit Agreement or any replacement thereof no longer exists or such agreement no longer contains a covenant testing the coverage of UCI’s total interest expense, then the interest coverage ratio to be adjusted for the purposes of this Section 12.1(o) shall be the Interest Coverage Ratio stated in the Senior Secured Credit Agreement as in effect one calendar year prior to the date on which such definition or agreement ceased to exist, plus 50 basis points (0.50%);

(p)           For so long as UCI or any Universal Affiliate is the Manager, the Manager shall fail to observe or perform any of the covenants, agreements or obligations set forth in Section 5.7 hereof (relating to the maintenance of insurance) and such failure shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (x) receipt by the Manager of written notice thereof from the any of the Entitled Parties and (y) the date on which any of the President, Senior Vice President, any Executive Vice President or any other Responsible Officer of the Manager shall have actual knowledge of such failure;

(q)           For so long as UCI or any Universal Affiliate is the Manager, the Owner Compressors become subject to any Lien except for Permitted Encumbrances and the Manager fails to remove such Lien within ten (10) days;

(r)            For so long as UCI or any Universal Affiliate is the Manager, (i) UCI shall fail to observe or perform any of its covenants or agreements set forth in Section 7(a)(i) of the Intercreditor Agreement or Section 2 of the Letter Agreement and, if UCI is diligently attempting to determine the proper allocation of the applicable unallocated amounts, such failure shall not be cured within three (3) Business Days, or (ii) UCI shall be required to make any deposit into the Lockbox Account pursuant to Section 7(b)(ii) of the Intercreditor Agreement and shall fail to make such deposit into such account on or prior to the date on which such deposit is required to be made pursuant to such Section; or

12.2         Unpaid Outstanding Obligations.  If a Manager Default or UCI Event shall have occurred and be continuing and the Outstanding Obligations have not been paid in full, the Indenture Trustee (acting at the written direction of the Requisite Global Majority), in the Requisite Global Majority’s discretion, shall have the right (and shall exercise such rights as and when directed to do so by the Requisite Global Majority), in addition to any other rights or remedies that the Issuer or any of its respective assignees may have under any Applicable Law or in equity to:  (i) terminate this Agreement, (ii) appoint the Back-up Manager or another Replacement Manager selected by the Requisite Global Majority to manage the Owner Compressors, and/or (iii) exercise any other remedies available under this Agreement, the Indenture and the other Related Documents.  In addition, UCI hereby agrees that if (a) a Manager Default shall have occurred and be continuing, a Manager Termination Notice shall have been delivered to UCI and the Outstanding Obligations have not been paid in full, (b) a UCI Event shall have occurred and be continuing, or (c) an Event of Default shall have occurred and be continuing, then the Requisite Global Majority (or the Indenture Trustee, the Manager or the Back-up Manager, as the case may be, at the direction of the Requisite Global Majority) shall have the right to notify Users and any other Account Debtors of the Issuer, including, without limitation, any Person obligated to make payments pursuant to any User Contract, parties to the Contracts of the Issuer and obligors in respect of Instruments of the Issuer, that (x) the User Contracts, Accounts, Contracts and Instruments, and the right, title and interest of the Issuer or the Manager on behalf of the Issuer in and under such, User Contracts, Accounts, Contracts and Instruments, have been assigned to the Indenture Trustee, and (y) payments in respect of such User Contracts, Accounts, Contracts and Instruments shall be made directly to the ABS Lockbox Account for the benefit of the Indenture Trustee, and the Indenture Trustee (at the direction of the Requisite Global Majority), or such other Person specified pursuant to the terms hereof, may communicate with such Users and other Account Debtors, parties to such Contracts and obligors in respect of such Instruments to verify with such parties, to the Indenture Trustee’s and Requisite Global Majority’s satisfaction, the existence, amount and terms of such Accounts, Contracts and Instruments.  The Issuer shall direct the Indenture Trustee to give notice in writing to the Rating Agencies and the Back-up Manager of any such Manager Default. Notwithstanding anything contained herein to the contrary, this Agreement shall continue in full force and effect with respect to each Owner Compressor, and the Manager shall continue to manage such Owner Compressors pursuant to the terms and conditions of this Agreement, until the Management Replacement Date.

12.3         Appointment of Back-up Manager or Replacement Manager.  Upon the appointment of the Back-Up Manager or another Replacement Manager, as the Manager, the Manager shall cooperate with the Issuer or their assignees, the Indenture Trustee and each Series Enhancer in transferring to the Back-up Manager or another Replacement Manager the management of the Owner Compressors, including, but not limited to making available all books and records (including data contained in the Manager’s computer systems that relate to the Owner Compressors) pertaining to such Owner Compressors, providing access to, and cooperating in the transfer of, information pertaining to such Owner Compressors from the Manager’s computer system to the Back-up Manager’s or its designee’s system, and taking any other action as may be reasonably requested by the Issuer or its assignee to ensure the orderly assumption of management of such Owner Compressors by the Back-up Manager or another Replacement Manager.  Notwithstanding the foregoing, in no event shall the Manager be required to, and the Deal Agent shall not, deliver or disclose to any Replacement Manager any information, data, document or agreement which is proprietary to the Manager.

12.4         Rights of User.  In no event shall the Manager be required to act in any manner inconsistent with the rights of any User under any User Contract to which an Owner Compressor is then subject.

12.5         Termination.  Termination of this Agreement with respect to any Manager shall be without prejudice to the rights and obligations of the parties which have accrued prior to such termination; provided, however, that any amount then due to the Manager shall be reduced by the reasonable and necessary out-of-pocket costs incurred by the Issuer (excluding Management Fees and any other costs incurred within the ordinary scope of management and operation of the Owner Compressors that are no longer subject to this Agreement) in connection with the removal and replacement of the Manager as the manager of the Owner Compressors; provided, further, however, that all obligations of the parties hereto to pay any fees to the then current Manager hereunder shall cease upon the occurrence of the Management Replacement Date with respect to such Manager (other than fees accrued through such Management Replacement Date).

12.6         Issuer’s Duties.  The Issuer shall give notice to the Rating Agencies in the event of a removal or replacement of the Manager or a termination of this Agreement.

13.           NO PARTNERSHIP

The parties hereto also expressly recognize and acknowledge that this Agreement is not intended to create a partnership, joint venture or other entity among any of the Issuer and the Manager, and is intended only to provide a sharing of specified income and expenses attributable to providing contract compression services for the Owner Compressors.

14.           NO FORCE MAJEURE

The Issuer’s and Manager’s obligations under this Agreement are unconditional and shall not be subject to suspension, delay or interruption on account of the occurrence of any event, whether or not such event is beyond its control.

15.           CURRENCY/BUSINESS DAY

15.1         US Currency.  All sums payable under this Agreement shall be paid in US Dollars.

15.2         Payment Date.  Notwithstanding anything to the contrary contained herein, if any date on which a payment becomes due hereunder is not a Business Day, then such payment may be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date.

16.           INDEMNIFICATION

16.1         Issuer.  The Issuer shall defend, indemnify and hold the Manager (and the Back-up Manager as Manager and any Replacement Manager after a Management Replacement Date) harmless from and against any and all claims, actions, damages, losses, liabilities, costs and expenses (including reasonable legal fees) (each a “Claim”) incurred by or asserted against the Manager to the extent resulting or arising from the Issuer’s failure to comply with or perform its obligations under this Agreement, except for Claims which arise out of the Manager’s willful misconduct, negligence or failure to comply with or perform its obligations under this Agreement.  The Manager subordinates its claims against the Issuer under this Section 16.1 to all claims which have priority in payment under Sections 302(d) and (e) of the Indenture, and further agrees that any such claims shall (i) be non-recourse to the Issuer, (ii) only be payable at the times and in the amounts for which funds are available for such purpose pursuant to Sections 302(d) and (e) of the Indenture and (iii) not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer.

16.2         UCI.  UCI agrees to, and hereby does, indemnify and hold harmless each Entitled Party and their respective officers, directors, employees and agents (each of the foregoing, an “MA Indemnified Party”) against any and all “Claims” (as defined in the Bankruptcy Code) (including costs of defense and legal fees and expenses) which may be incurred or suffered by such MA Indemnified Party (except to the extent caused by the gross negligence or willful misconduct of such MA Indemnified Party) as a result of claims, actions, suits or judgments asserted or imposed against an MA Indemnified Party and arising out of (i) any action or inaction by the Manager (including any Replacement Manager) that is contrary to the terms of this Agreement, (ii) a material breach by the Manager (including any Replacement Manager) of its representations and covenants set forth in this Agreement, (iii) any information certified in any schedule or report delivered by the Manager (including any Replacement Manager), being untrue in any material respect as of the date of such certification, or (iv) the use or operation of the Owner Compressors; provided that the foregoing indemnity shall in no way be deemed to impose on UCI any obligation to reimburse an MA Indemnified Party for losses arising solely from the financial inability of the related User with respect to a User Contract to make contract and other service-related payments.

16.3         Survival.  The obligations of UCI (or any Universal Affiliate acting as Manager) and the Issuer under this Section 16 shall survive the resignation or removal of the Manager and the termination of this Agreement.

17.           NO BANKRUPTCY PETITION AGAINST THE ISSUER

Neither the Manager nor the Back-up Manager will, prior to the date that is one (1) year and one (1) day after the payment in full of all Outstanding Obligations, institute against the Issuer, or join any other Person in instituting an Insolvency Proceeding against the Issuer. This Section 17 shall survive the termination of this Agreement.

18.           REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer hereby makes the following representations and warranties for the benefit of each Entitled Party, which representations and warranties are made as of the Closing Date (unless otherwise indicated).

18.1         Organization and Good Standing.  It is duly organized, validly existing and in good standing, under the laws of the State of Delaware with the requisite power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations under this Agreement, and it does not conduct business under any other name.

18.2         Due Qualification.  It is qualified to transact business in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect (x) its ability to perform its obligations under and comply with the terms of this Agreement or (y) the rights and remedies of the Manager hereunder.

18.3         Power and Authority.  It has the requisite power and authority to execute and deliver this Agreement and to carry out its terms.  The execution, delivery, and performance of this Agreement by it and all of its obligations hereunder have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by it.

18.4         Enforceable Obligations.  This Agreement, when duly executed and delivered by it, will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

18.5         No Violation.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Related Documents to which the Issuer is a party will not contravene or conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation and by-laws of the Issuer or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Issuer is a party or by which it or its property or any assets is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement and the Indenture, or violate any Applicable Law applicable to the Issuer.

18.6         No Proceedings or Injunctions.  There are (i) no litigations, proceedings or investigations pending, or, to its knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance of its obligations under, or the validity or enforceability of, this Agreement and (ii) no injunctions, writs, restraining orders or other orders in effect against it that would adversely affect its ability to perform under this Agreement.

18.7         Compliance with Law.  The Issuer:

(1)           is not in violation of any Applicable Laws to which it is subject, the violation of which could reasonably be expected to materially and adversely affect the ability of the Issuer to perform its obligations under and comply with the terms of this Agreement and any other Related Document to which it is a party;

(2)           has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or to the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and

(3)           is not in violation in any respect of any term of its Organizational Documents or any agreement (including any User Contract) or other instrument to which it is a party or by which it may be bound, which violation, individually or in the aggregate, could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Issuer individually or the Issuer and its subsidiaries taken as a whole, or the interest of the Noteholders or any Series Enhancer in any Contributed Asset;

18.8         Principal Place of Business; Operations in the United States.  The principal place of business and chief executive office of  the Issuer is at 4444 Brittmoore Road, Houston, Texas 77041 and has been maintained at such address since its formation.

18.9         Approvals.  All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by it in connection with the execution and delivery of this Agreement have been or will be taken or obtained on or prior to the Closing Date.

18.10       Governmental Consent.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on its part in connection with the execution and delivery of this Agreement, except for any such consents, approval and authorizations that have been obtained, and all filings that have been made, on or prior to the Closing Date.

18.11       Ordinary Course.  The transactions contemplated by this Agreement are being consummated in furtherance of its ordinary business purposes and constitute a practical and reasonable course of action by it designed to improve its financial position, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

18.12       Taxes.  It has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed by the Issuer.  All Taxes against the Issuer or any of its property which have become due have been paid (other than any amount of Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Issuer or other appropriate provisions therefor as may be required by GAAP have been made), and no tax Lien other than as would constitute a Permitted Encumbrance has been filed against the Issuer or its property and, to its knowledge, no Claim is being asserted, with respect to any such Taxes.

19.           REPRESENTATIONS AND WARRANTIES OF THE MANAGER

The Manager hereby makes the following representations and warranties for the benefit of each Entitled Party, which representations and warranties are made as of the Closing Date (unless otherwise indicated).

19.1         Organization and Good Standing.  It is duly organized, validly existing and in good standing and in compliance under the laws of its State of organization, with the requisite power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations under this Agreement, and it does not conduct business under any other name.

19.2         Due Qualification.  It is qualified to transact business in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect (x) its ability to perform its obligations under and comply with the terms of this Agreement or (y) the rights and remedies of the Issuer hereunder.

19.3         Power and Authority.  It has the requisite power and authority to execute and deliver this Agreement and to carry out its terms.  The execution, delivery, and performance of this Agreement by it and all of its obligations hereunder has been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by it.

19.4         Enforceable Obligations.  This Agreement, when duly executed and delivered by it, will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

19.5         No Violation.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Related Documents to which the Manager is a party will not contravene or conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation and by-laws of the Manager, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Manager is a party or by which it or its property or assets is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement and the Indenture, or violate any Applicable Law applicable to the Manager.

19.6         No Proceedings or Injunctions.  There are (i) no litigations, proceedings or investigations pending, or, to its knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance of its obligations under, or the validity or enforceability of, this Agreement and (ii) no injunctions, writs, restraining orders or other orders in effect against it that would adversely affect its ability to perform under this Agreement.

19.7         Compliance with Law.

The Manager:

(1)           is not in violation of any Applicable Laws to which it is subject, the violation of which could reasonably be expected to materially and adversely affect the ability of the Manager to perform its obligations under and comply with the terms of this Agreement and any other Related Document to which it is a party;

(2)           has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or to the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and

(3)           is not in violation in any respect of any term of any agreement (including any User Contract), certificate of incorporation, by-law or other instrument to which it is a party or by which it may be bound, which violation, individually or in the aggregate, could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Manager individually, or the Manager and its subsidiaries taken as a whole, or the interest of the Noteholders or any Series Enhancer in any Contributed Asset;

19.8         Principal Place of Business; Operations in the United States.  Its principal place of business and chief executive office is at 4444 Brittmoore Road, Houston, Texas 77041 and has been maintained at such address for the four months immediately preceding the Closing Date.

19.9         Approvals.  All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by it in connection with the execution and delivery of this Agreement have been or will be taken or obtained on or prior to the Closing Date.

19.10       Governmental Consent.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on its part in connection with the execution and delivery of this Agreement, except for any such consents, approval and authorizations that have been obtained, and all filings that have been made, on or prior to the Closing Date.

19.11       Ordinary Course.  The transactions contemplated by this Agreement are being consummated in furtherance of its ordinary business purposes and constitute a practical and reasonable course of action by it designed to improve its financial position, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

19.12       Identification Marks.  The Manager shall use its best efforts to cause, within ninety (90) days after the Closing Date, the applicable Contribution Date or the Substitution Date, as the case may be, and at all times thereafter, to be affixed and shall keep and maintain, prominently displayed on each Owner Compressor acquired by the Issuer on the Closing Date, any Contribution Date or Substitution Date, as applicable, a sticker with the phrase “Owned by UCO Compression 2005 LLC and subject to a security interest in favor of Wells Fargo Bank, National Association as Indenture Trustee” or other appropriate words designated by the Indenture Trustee, with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect the Issuer’s and the Indenture Trustee’s interests in such Owner Compressors. The Manager shall not allow the name of any Person to be placed upon any Owner Compressor as a designation that might be interpreted as indicating a claim of ownership thereto or a security interest therein by any Person other than the Issuer or the Indenture Trustee.

19.13       Taxes.  It has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed by the Manager.  All Taxes against the Manager or any of its property which have become due have been paid (other than any amount of Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the  Manager or other appropriate provisions therefor as may be required by GAAP have been made), and no tax Lien other than as would constitute a Permitted Encumbrance has been filed against the Manager or its property and, to its knowledge, no Claim is being asserted, with respect to any such Taxes.

20.           GENERAL

20.1         Notices.  All notices, demands or requests given pursuant to this Agreement shall be in writing, sent by internationally-recognized, overnight courier service or by facsimile or hand delivery to the following addresses and facsimile numbers:

To Manager:	Universal Compression, Inc.
4444 Brittmoore Road
Houston, Texas 77041
	Telephone:	(713) 335-7295
	Facsimile:	(713) 446-6720
	Attention:	J. Michael Anderson

To Issuer:

UCO Compression 2005 LLC
4444 Brittmoore Road
Houston, Texas 77041
Telephone:	(713) 335-7295
Facsimile:	(713) 446-6720
Attention:	J. Michael Anderson

To the Indenture Trustee:

Wells Fargo Bank, National Association
MAC N9311-161
Sixth Street and Marquette Avenue
Minneapolis, MN 55479
Telephone:	(612) 667-8058
Facsimile:	(612) 667-3464
Attention:	Corporate Trust Services—Asset-Backed Administration

To the Deal Agent:

Wachovia Capital Markets, LLC

Structured Asset Finance
301 S. College St., Mailcode: NCO610
Charlotte, North Carolina 28288-0610
Telephone:	(704) 383-8608
Facsimile:	(704) 374-3254
Attention:	Manoj Kumar

If there is an Event of Default under Section 12 hereof, then to the Intercreditor Collateral Agent:

JP Morgan Chase Bank, N.A.
600 Travis Street, Floor 20
Houston, Texas 77002-3009
Telephone:	713-216-7794
Facsimile:	713-216-6603
Attention:	Dianne L. Russell

To the Back-up Manager:

Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629
Telephone:	(309) 675-1000
Facsimile:	(309) 675-6620
Attention:	General Counsel

To any Series Enhancer:

At the address as set forth in the related Enhancement Agreement

To the Rating Agencies:

Standard & Poor’s Ratings Group
55 Water Street, 40th Floor
New York, New York 10041-0003
Telephone:	(212) 425-7025
Facsimile:	(212) 208-1393

Moody’s Investors Services
99 Church Street, 4th Floor
New York, New York 10007
Telephone:	(212) 553-0300
Facsimile:	(212) 553-0574
Attention:	Asset Backed Monitoring Group

Notice shall be effective and deemed received (a) on the day delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by facsimile, or (c) when delivered, if delivered by hand or by certified first class mail, return receipt requested. Each party delivering a notice hereunder shall deliver a copy of such notice to the Deal Agent at the address set forth above.

20.2         Attorney Fees.  If any proceeding is brought for enforcement of this Agreement or because of an alleged dispute, breach or default in connection with any provision of this Agreement, the prevailing party shall be entitled to recover, in addition to other relief to which it may be entitled, reasonable attorney fees and other costs incurred in connection therewith.

20.3        Further Assurances.  The Issuer and the Manager shall each perform such further acts and execute such further documents as may be reasonably necessary to implement the intent of, and consummate the transactions contemplated by, this Agreement.

20.4        Severability.  If any term or provision of this Agreement or the performance thereof shall to any extent be or become invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.

20.5        Assignability and Successors.  This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the Issuer and the Manager, and their respective successors in interest or permitted assigns; provided, however, that:  (a) this Agreement and the rights and duties of the Manager hereunder may not be assigned by the Manager to any other Person, without the prior written consent of the Issuer, the Indenture Trustee and the Requisite Global Majority; and (b) the Issuer may charge, assign, pledge or hypothecate its rights (but not its obligations) under this Agreement pursuant to the Related Documents.  The Manager hereby acknowledges that the Issuer will assign all of its rights, title and interest under this Agreement to the Indenture Trustee, and that each Series Enhancer will be a beneficiary of such assignments, and agrees that each such assignee and beneficiary shall be express third party beneficiaries of this Agreement and shall be entitled to enforce the rights and obligations hereunder as though it were a party hereto.  Each party hereto agrees that, if the Indenture Trustee shall fail to act hereunder as directed by the Requisite Global Majority at any time at which it is so required hereby or by any other Related Document, then the Requisite Global Majority shall be entitled to directly enforce the provisions of this Agreement or take any such action directly in its own capacity or on behalf of the Indenture Trustee in accordance with the terms of this Agreement and, in the event any party receives instructions from both the Indenture Trustee and the Requisite Global Majority, such party may act on and rely upon the instructions from the Requisite Global Majority. The Manager hereby consents to such assignments.  The Manager shall give the Rating Agencies prior notice of any assignment of the Manager’s rights or obligations hereunder effected pursuant to this Section 20.5.

20.6        Waiver.  Waiver of any term or condition of this Agreement (including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.

20.7        Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.8        Entire Agreement; Amendments.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by the parties hereto and approved by the Requisite Global Majority. The Manager shall send prior notice of any amendment or modification to the Rating Agencies.

20.9        Counterparts.  This Agreement may be signed in counterparts each of which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.

20.10      Signatures.  Any signature required with respect to this Agreement may be provided via facsimile; provided that original of such signatures are supplied by each party to the other party promptly thereafter.

20.11      GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

20.12      CONSENT TO JURISDICTION.  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE MANAGER OR THE ISSUER ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE MANAGER AND THE ISSUER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.  ISSUER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, WITH AN ADDRESS AT 1633 BROADWAY, NEW YORK, NEW YORK, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND EACH OF THE PARTIES HERETO EACH AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON.  EACH OF THE PARTIES HERETO SHALL EACH MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT AND THE INDENTURE SHALL HAVE BEEN PAID IN FULL.  IF SUCH AGENT SHALL CEASE TO SO ACT, EACH OF THE PARTIES HERETO AS THE CASE MAY BE, SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

20.13      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

20.14      Waiver of Immunity.  To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this

Agreement, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of applicable law.

20.15      Judgment Currency.  The parties hereto (A) acknowledge that the matters contemplated by this Agreement are part of an international financing transaction and (B) hereby agree that (i) specification and payment of US Dollars is of the essence, (ii) US Dollars shall be the currency of account in the case of all obligations under the Related Documents unless otherwise expressly provided herein or therein, (iii) the payment obligations of the parties under the Related Documents shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, except to the extent actually received by the Person entitled thereto and converted into US Dollars by such Person (it being understood and agreed that, if any transaction party shall so receive an amount in a currency other than US Dollars, it shall (A) if it is not the Person entitled to receive payment, promptly return the same (in the currency in which received) to the Person from whom it was received or (B) if it is the Person entitled to receive payment, either, in its sole discretion, (x) promptly return the same (in the currency in which received) to the Person from whom it was received or (y) subject to reasonable commercial practices, promptly cause the conversion of the same into US Dollars), (iv) to the extent that the amount so paid on prompt conversion to US Dollars under normal commercial practices does not yield the requisite amount of US Dollars, the obligee of such payment shall have a separate cause of action against the party obligated to make the relevant payment for the additional amount necessary to yield the amount due and owing under the Related Documents, (v) if, for the purpose of obtaining a judgment in any court with respect to any obligation under any of the Related Documents, it shall be necessary to convert to any other currency any amount in US Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the obligor in respect of such obligation will pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into US Dollars and transferred to New York City, New York, in accordance with normal banking procedures, will result in realization of the amount then due in US Dollars and (vi) any amount due under this paragraph shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of any Related Document.  In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of US Dollars stated to be due under the respective Related Document, so that in any event the obligations of the respective judgment debtor under the Related Document will be effectively maintained as Dollar obligations.

20.16      Limitation on Payment.  Any amounts payable by the Issuer hereunder are contingent upon the availability of funds to make such payment in accordance with the provisions of the Indenture, to the extent such funds are available, and shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings involving the Issuer.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIVERSAL COMPRESSION, INC.

By:	/s/ J. Michael Anderson
J. Michael Anderson,
Senior Vice President and Chief Financial Officer

UCO COMPRESSION 2005 LLC

By:	/s/ J. Michael Anderson
J. Michael Anderson,
Senior Vice President and Chief Financial Officer

Acknowledged and Agreed by:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

not in its individual capacity, but solely as Indenture Trustee

By:	/s/ Marianna C. Stershic
Name:	Marianna C. Stershic
Title:	Vice President

EXHIBIT “A”

Form of Asset Base Certificate

UCO COMPRESSION 2005 LLC ASSET BASE CERTIFICATE

Collection Period Ended
Determination Date

I.	The Asset Base is equal to the lesser of (1) debt limit and (2) interest coverage:
		i)	Asset Base		$—
		ii)	Aggregate Note Principal Amount		$—
		iii)	Excess / <Shortfall In> Asset Base		$—

	1)	Debt Limit (i plus ii)			$—
		i)	All Money and Eligible Investments on deposit in the Reserve Account and Purchase Account		$—
		ii)	a x (b - c)		$—
			a)	Advance Rate	72.00%
			b)	Aggregate Depreciated Value	$—
			c)	Excluded Depreciated Value	$—

	2)	Net Revenue Limit [i * [(ii-iii)/(iv))]]			$—
		i)	37.5%		—%
		ii)	annualized Net Revenue		$—
		iii)	annualized Excluded Net Revenues		$—
		iv)	Average Hedged Rate		—%

II.	Aggregate Outstanding Amount				$—
		i)	Series -1		$—
		ii)	Series -2 (Warehouse)		$—

III.	Available				$—

The undersigned Responsible Officer of the Manager hereby certifies that, to the best of his knowledge and belief, (i) the Manager and the Issuer are in compliance with all material requirements of the Indenture, the Management Agreement and all related documents, (ii) there are no on-going Events of Default, Manager Defaults or Trigger Events, and (iii) the information contained in this Asset Base Certificate is true and accurate in all material respects.

UNIVERSAL COMPRESSION, INC.

By:

Name:	Lee Sumrall

Title:	Vice President of Financial Services

EXHIBIT “B”

Credit and Collection Policies

[Section 9.1(e)]

21.          CREDIT/COLLECTION GUIDELINES

21.1        CREDIT

•      ALL new customers should complete and sign a standard account application.  No Account Number will be assigned until completed.

•      When received, if potential sale is over $2,500, pull a credit report according to location. (If under $2,500, manually check a minimum of four trade references   Four bureaus are available, NACM — Houston and Dallas, Experian, and Dun & Bradstreet. For sales over $2,500, if insufficient information is available from the credit bureaus, manually check the trade and bank references.  Again, there should be a minimum of four trade references.

•      Evaluate credit worthiness based on trade payment history, length of time in business, and overall financial condition and ability to repay.

•      Any customer with a trend towards slow pay, a high debt ratio, and/or start ups may be approved with A/R Manager Approval  and may require a down payment.  Contract deposits are normally the equivalent of two months while parts deposit vary from 30 – 50% based upon whether it is a special order.

•      Credit representatives have approval authority up to $25,000.  Anything above this must be referred to manager.  Approval authority is assigned by the Vice President — Financial Services and is based on level of experience of employees.  Any Credit Limit over $1 million must be approved by the Vice President — Financial Services.

•      Once account is approved (or declined) an account number will  be assigned in the system and a customer file  will be made by  whom ever completes the credit investigation.

•      If customer is tax exempt, enter into system.

•      Advise salesperson of decision via telephone or email.

•      If an account has had no activity in over one year, a complete inquiry should be done by the credit representative responsible for that account to determine continued ability to repay. This consists of pulling an updated credit bureau and rechecking references.

•      Monthly a list of “Problem” Accounts will be forwarded to the Sales Departments. Additional sales should not be approved until the problem is addressed satisfactorily.

•      If a customer wishes to purchase and/or contract in an amount that would put them over their credit limit, an inquiry should be done to determine if their credit limit could be raised. Limits are raised based on previous pay history with UCI and information obtained from an updated credit report.  This

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is done by the credit representative responsible for the account or, based on the amount of the sale, the credit manager or Vice President – Financial Services.

•      If there are any questions regarding these, please contact the Credit Manager for clarification.

21.2        COLLECTIONS – Over $10,000 (Under $10,000 Pending)

•      Collections are done from an aging report that is divided among the collectors.

•      Calls are made according to individual collectors preference.  However, any account with a balance over $10,000 must be contacted when it reaches 45 days outstanding and BEFORE it reaches 60 days outstanding.  This information is included in a report to manager due by the 3rd working day of each month and is updated monthly.  This report is  reviewed by the A/R Manager and the Vice President – Financial Services and is forwarded to both sales and the district managers.

•      When customer is contacted, all pertinent information should be entered into the customer notes section of the customer master.   Information such as faxes sent, money promised, as well as follow up dates need to be entered.   The collectors initials MUST always be included and the note should include sufficient information to stand on its own.  This information is reviewed by the manager and is included in  the monthly over $10,000/over 60 day report.

•      Statements are to go out by the 4th working day of the month.  Collectors should go through the statements individually, highlighting past due items, etc.  Use this as an opportunity to bring these items to the customer’s attention.

•      Calls received by customers are to be responded to as soon as possible, but no longer that 24 hours from the time the call is received.  Requests for faxed copies, etc. should be handled in the same manner.

•      Customer calls regarding invoice problems not collection related need to be directed to the appropriate person right away.   This information should be relayed in writing (fax, e-mail, interoffice mail, etc.).   Notes indicating who is handling the account need to be made in C3.

•      If a customer has missed two payments or has a balance outstanding more than 60 days, with no response to collection efforts, a Customer Collection Form MUST be completed by the collector, approved by the A/R Manager and forwarded via email to the salesman.  A copy of the form is to be printed and placed in an active file by date.  The salesman will be expected to contact their customer to try to obtain payment.  Any resolution should be noted on the Customer Collection Form which would be removed from the active file and placed in the customer folder.

•      For any Customer Collection form for which remains in the Active File after 10 business days, the following will be sent to the customer:

•      For contract units, a letter warning that the machine(s) will be disabled will be sent by certified mail.  .

•      For Parts & Service / Fabrication, a “10 Day” Demand Letter.

Any Customer reaching this point will have their Account placed on hold, preventing further sales until the account is cleared.

•      Contract Compression - Upon  reaching 90 days outstanding with no payment or satisfactory resolution, a “Disable Unit” Form is sent via an email to the district manager and the Regional Sales

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manager.  They will then contact the appropriate field personnel who go the lease site and remove the magneto from the compressor, rendering it inoperable.  If, after 30 days, payment still has not been received, or appropriate arrangements made, the unit will be removed from the lease. The District Manager will contact the Area Supervisor and advise them to schedule the pick up and removal of the unit.  This can usually be done within a one week period.

•      Parts/Service – Upon  reaching 90 days outstanding with no payment or satisfactory resolution, appropriate action will be taken (filing in small claims, placing for collection with an agency, etc.) A report showing these items and their status will be maintained by the Credit Manager and Reviewed by the Vice President — Financial Services at least monthly.

•      A copy of the Disable Unit Form is placed in a Disabled Unit File until resolved or removed from the lease, and then filed in the customer file.  A report showing all units currently recommended to be disabled, and their status will be sent to the Vice President – Financial Services and the CFO on the last day of each month.

•      Liens will also be filed on the contract at 90 days outstanding   The credit manager will  handle this process.  Paperwork is prepared and filed in the appropriate county and/or parish.  Laws and forms are provided using the LienWrite software package.  Filing of the lien, in most cases, can be done within a two week period.  (Most states allow 6 months from the last date of service to file.)    From here, the account is handled by the credit manager who will work on getting payment by using the lien process, pursuing judgment, etc.  If efforts still fail, the balance will be sent to an outside collection agency or referred to UCI’s legal department for further action.

•      If a customer requests payment terms or extensions due to cash flow problems, we will normally try to work with them as they stay in contact and promised payments are received.  Any payment plan must be in writing with terms clearly spelled out.  It must be signed by both parties and should allow for further legal action should the customer default.

•      Collector performance is measured by the total number of accounts of their responsibility are over 60 days past due, as well as total number of dollars over 60 days past due.

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EXHIBIT “C”

Form of Manager Report

[See attached]

UCO Compression 2005 LLC

Manager’s Report

As of

Collection Period Ended
Determination Date
Payment Date

Conditions Existing
Commitment Termination Date		Yes / No
Trigger Event		Yes / No
Manager Default		Yes / No
Event of Default		Yes / No
Hedge Requirements Met		Yes / No
Letter of Credit Drawn		Yes / No

Report on Hedging
Asset Base		$—
Aggregate Note Principal Amount		$—
Hedged Notional		$—
Amounts on Deposit in the Reserve Account		$—
Hedged Percentage of Notes		—%

Collections
Gross Compressor Contract Revenues		$—
Proceeds from Purchase Account > 30 days		$—
Manager Advances		$—
Account Earnings (Trust, Purchase, Reserve)		$—
Indemnity payments made by, or on behalf of, the Manager		$—
Payments made by the Interest Rate Hedge Provider		$—

Management & Overhaul Expenses
S&A Fee
S&A Fee for Collection Period		$—
S&A Fee already paid to the Manager		$—
Net S&A Fee payable		$—

Operations Fee
Operations Fee for Collection Period		$—
Operations Fee already paid to the Manager		$—
Net Operations Fee payable		$—

Overhaul Fee
Overhaul Fee for Collection Period		$—
Overhaul Fee already paid to the Manager		$—
Overhaul Fee payable		$—

Back-up Manager Fee

Reimbursable Services, if any

Reserve Account
Reserve Amount		$—
1. [ (8) (1/12) (Aggregate Note Principal Balance)] plus
2. [(.80%) (Aggregate Depreciated Value)]
Amounts under all Eligible Letters of Credit		$—
Shortfall, if any

Letter Of Credit

Current Available L/C Amount		$—
Current Maximum L/C Amount		$—
Aggregate Amount Drawn under L/C prior to current Payment Date		$—
Aggregate Amount Reimbursed under L/C prior to current Payment Date		$—
Current Period L/C Permitted Draw		$—

		PAYMENT AMT	AVAILABLE AMT
Trust Account Waterfall
Available Amounts			$—
1	To the Indenture Trustee, the Indenture Trustee’s Fees and Indemnified Amounts (Max $20,000 yr)	$—	$—
2	To the Manager, First any excluded payments, Second reimbursement of Manager Advances	$—	$—
3	To the Manager, Any S&A Fee and Operations Fee then due and payable, net of previous distributions	$—	$—
4	To the Back-up Manager, or the Manager if previously paid by the Manager, the Back-up Manager Fee.	$—	$—
5	Payment of any Casualty or Liability Insurance Premiums not previously paid by UCI	$—	$—
6	To the Letter of Credit Bank, the Letter of Credit fees due and payable.	$—	$—
7	To each Series Enhancer, the Premium then due and payable	$—	$—
8	To each Interest Rate Hedge Provider, scheduled payments, except Termination Payments, and any accrued interest on a pro rata basis	$—	$—

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9	To the Series Account for each Series of Notes Outstanding, Interest Payments for each Series	$—	$—
10	To the Series Account for each Series of Warehouse Notes then Outstanding and Each Series Enhancer, any Commitment Fees then due and payable	$—	$—
11	To the Reserve Account, the excess of the Required Reserve Amount, over the Aggregate Available Drawing Amount under all Eligible Letters of Credit	$—	$—
12	To each Letter of Credit Bank, all outstanding claims under the Letter of Credit	$—	$—
13	To the Manager, the Overhaul Fee, net of any amounts previously distributed.	$—	$—
14	To the Series Account for each Series the following amounts when due and owing
	A. Minimum Principal Payments for each Series of Outstanding Notes	$—	$—
	B. All Reimbursement Amounts owing to any Series Enhancer	$—	$—
	C. Prorata to each Interest Rate Hedge Provider, Note Partial Termination payments	$—	$—
15	To the Manager any Reimbursable Services and if any Universal Affiliate is not the Manager, then any charge for Management Related Services	$—	$—
16	To each Series Account any Scheduled Principal Payment Amount then due and owing	$—	$—
17	To the Manager, if not a Universal Affiliate, any Excess Operation Expenses and Excess S&A Expenses	$—	$—
18	To the Manager, if not a Universal Affiliate, any Incentive Management Fee	$—	$—
19	To the Series Account for each Series, the Supplemental Principal Payment Amount	$—	$—
20	If the Manager is a Universal Affiliate, any Excess Operations Expenses and any Excess S&A Expenses	$—	$—
21	If the Manager is a Universal Affiliate, the Incentive Management Fee	$—	$—
22	Prorata to each Interest Rate Hedge Provider any unpaid Termination Payments	$—	$—
23	Any Indemnification Payments then due and owing on a pro rata basis	$—	$—
24	To the Series Account for each Series of Warehouse Notes other amounts due the holders of the Warehouse Notes	$—	$—
25	If the Manager is a Universal Affiliate, any indemnification amount owing to the Manager	$—	$—
26	To the Issuer, any remaining Available Distribution Amount	$—	$—

The undersigned Responsible Officer of the Manager hereby certifies that, to the best of his knowledge, (i) the Manager and the Issuer are in compliance with all material requirements of the Indenture, the Management Agreement and all related documents, (ii) there are no on-going Events of Default, Manager Defaults or Trigger Events, and (iii) the information contained in this Managers’ Report is true and accurate in all material respects.

UNIVERSAL COMPRESSION, INC.

By:
Name: Lee Sumrall
Title: Vice President - Financial Services

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Schedule 5.7(a)

Sublimits to Perils Schedule